                                                                   Exhibit 10.16


               COMPENSATION, CONSULTATION AND SEVERANCE AGREEMENT


            AGREEMENT made this 23rd day of July, 1999 ("Agreement"), but effective as of the Effective Date (as defined below), by and between SERVICEWARE, INC., a Pennsylvania corporation, with its principal offices located at 333 Allegheny Avenue, Oakmont, Pennsylvania 15139 (hereinafter referred to as "ServiceWare"), and Bruce Molloy, an individual residing at 15 Brook Hollow Drive, Gladstone, New Jersey 07934 (hereinafter referred to as "Consultant").

                              W I T N E S S E T H:

            WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of July 13, 1999, by and among ServiceWare, Molloy Acquisition Corporation, a Delaware corporation ("Sub"), and Molloy Group, Inc., a Delaware corporation ("Molloy") (the "Merger Agreement"), pursuant to which Sub will merge with and into Molloy, Molloy will become a wholly owned subsidiary of ServiceWare and the stockholders of Molloy will become shareholders of ServiceWare (the "Merger"), Consultant has agreed to retire from his position as an officer of Molloy upon consummation of the Merger;

            WHEREAS, in recognition of the value of Consultant to Molloy and Consultant's value to ServiceWare upon consummation of and following the Merger with respect to the business of Molloy and ServiceWare, ServiceWare desires (i) to make suitable severance compensation arrangements with Consultant and (ii) to retain Consultant in an advisory capacity as a consultant, in each case upon the terms and conditions hereinafter set forth; and

            WHEREAS, Consultant is willing (i) to accept such severance compensation arrangements and (ii) to render consulting and advisory services to ServiceWare, in each case upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

            1. Services. ServiceWare agrees to retain Consultant, and Consultant agrees to render consulting and advisory services to ServiceWare, as an independent contractor and not as an employee, upon the terms and conditions hereinafter set forth.

            2. Term of Agreement. The term of Consultant's services under this Agreement shall be from the Effective Date (as hereinafter defined) through the date which is eighteen (18) months after the Effective Date (the "Term"). This Agreement shall become effective upon the Closing Date (as such term is defined in the Merger Agreement) (the "Effective Date").

            3. Extent of Services. (a) During the first three months of the Term (the "Initial

Period"), the Chief Executive Officer of ServiceWare may request, either verbally or in writing, Consultant to render the Consulting Services (as hereinafter defined) on a full-time basis during such Initial Period, and Consultant shall, if and when so requested, and at the times, dates and locations which are mutually agreed upon by Consultant and such requesting officer consistent with the full-time nature of the Consultant's duties during the Initial Period and with subsection (c) below, render such services. "Consulting Services" shall mean consulting with and advising ServiceWare management and officers in respect of (i) transition matters, including personnel matters, arising in connection with the Merger; and (ii) matters related to technology, strategy and strategic planning of ServiceWare, in each case consistent with the duties and responsibilities of the Consultant at Molloy prior to consummation of the Merger; provided that Consultant shall not be required to assist ServiceWare or its employees in the development, invention or creation of any new process, technology, know-how or other proprietary or protectable intellectual property. Consultant shall be required to report only to the Chief Executive Officer of ServiceWare in the execution of Consulting Services.

      (b) During the period from the end of the Initial Period to the end of the Term, the Consultant agrees to be reasonably available from time to time to render Consulting Services by telephone upon request of the Chief Executive Officer of ServiceWare; provided, that the Consultant will not be required to travel to perform the Consulting Services without his consent, and provided further that the provision of such Consulting Services shall be subject to full or part-time employment and other commitments, including those which may obligate him to perform services prior to the performance of his services hereunder, and also subject to vacation and other activities.

      (c) During the Term, Consultant shall perform the Consulting Services faithfully, diligently and to the best of his ability. During the Initial Period, Consultant shall render said services at the principal office of Molloy in Parsippany, and, upon request of the Chief Executive Officer of ServiceWare, shall travel to the Oakmont, Pennsylvania offices of ServiceWare when reasonably necessary, to render said services, subject to reimbursement of expenses as provided below with respect to such travel to locations other than the principal office of Molloy in Parsippany. Consultant shall have the right, (i) following the Initial Period, to become employed by, and (ii) during the Term, to engage or participate in, or render advisory or other services in connection with, any and all other business activities, subject only to the terms of the Noncompetition Agreement, dated contemporaneously herewith, by and among ServiceWare, Molloy and Consultant (the "Noncompetition Agreement").

            4. Compensation and Benefits. (a) As full compensation for the Consulting Services to be rendered by Consultant hereunder during the Initial Term and as severance compensation, ServiceWare agrees to pay Consultant, during the Term, a fee of $5,000 per week (the "Consulting/Severance Fee"). Payment shall be made to Consultant every two weeks by direct deposit to an account designated to ServiceWare from time to time in writing by Consultant, or, if no account is designated, by check mailed to Consultant at his address set forth above.

            (b) During the Term, Consultant and his family shall be entitled to participate, at ServiceWare's sole cost, in any and all medical and health insurance plans in effect for senior executives of ServiceWare. Such participation shall be subject to the terms of the applicable medical insurance plan documents.

            (c) During the Term, ServiceWare shall at its sole cost continue to provide Consultant with the automobile currently leased by Molloy and Consultant or provide the Consultant with the use of a substantially comparable automobile that shall be selected by the Consultant with the approval of ServiceWare, which shall not be unreasonably withheld; provided that if ServiceWare chooses not to maintain the current lease, it shall pay any and all costs, expenses, interests charges, penalties and any other charges which may arise upon termination of such lease. Such lease shall include a provision granting to ServiceWare, and upon termination of the lease or this Agreement, whichever shall first occur, ServiceWare shall provide Consultant, at no additional expense to Consultant, the option to purchase such leased automobile. The purchase price payable by Consultant for such automobile shall be equal to the amount payable by ServiceWare under the lease for such automobile. ServiceWare shall also pay for insurance and ordinary scheduled maintenance costs for such leased automobile during the Term.

            (d) During the Term, Consultant shall be entitled to (i) all national holidays and such other holidays as may be observed by ServiceWare and
(ii) four weeks of vacation per year (an aggregate of six weeks for the entire
Term), to be taken after the Initial Period at such times and intervals as shall be reasonably determined by Consultant.

            5. Independent Contractor; No Deductions and Withholding. Consultant shall, at all times, be an independent contractor and ServiceWare shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Consultant; provided that Consultant shall indemnify and hold harmless ServiceWare for any withholding, collection or income or other tax payments on behalf of Consultant required to be made by any government authority, net of any tax benefit thereby obtained by ServiceWare. Under no circumstances shall Consultant have or claim to have power of decision in any activity on behalf of ServiceWare nor supervise, hire or fire employees of ServiceWare. It is specifically understood that ServiceWare shall not, with respect to the Consulting Services to be rendered by Consultant, exercise such control over Consultant as is contrary to its relationship with Consultant as an independent contractor.

            6. Termination. (a) ServiceWare's engagement of Consultant under this Agreement and Consultant's right to receive the compensation and benefits contemplated by Section 4 above shall terminate upon the earliest to occur of the following events: (i) the expiration of the Term; (ii) an Early Termination Event (as defined below); or (iii) the death of Consultant.

            (b) "Early Termination Event" means the consummation during the Term of the sale by Consultant of shares of common stock of ServiceWare in a Qualified Public Offering with proceeds to Consultant (prior to underwriter's commissions and expenses) of $500,000 or more.

            (c) For purposes of this Agreement, a Qualified Public Offering shall mean an initial public offering of ServiceWare's common stock underwritten on a firm commitment basis by a "nationally recognized" (as determined below) underwriter pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) which raises gross proceeds to ServiceWare of at least $15,000,000 and (ii) in which such common stock is sold at a price per share (prior to underwriters commissions and expenses) of $9.375 (adjusted for stock splits, stock dividends, combinations and the like).

            7. Reimbursement of Expenses. During the period of this Agreement, Consultant may incur reasonable out-of-pocket expenses in connection with the performance of the Consulting Services hereunder for entertainment, travel (exclusive of commutation from the home of the Consultant to the principal office of Molloy in Parsippany), meals and hotel accommodations. ServiceWare shall reimburse Consultant for all such reasonable out-of-pocket expenses which Consultant may incur in connection with the performance of the Consulting Services upon submission by Consultant to ServiceWare of vouchers or expense statements reasonably evidencing such expenses and consistent with ServiceWare's then-effective reimbursement policies respecting senior management. During the Term of this Agreement, if Consultant shall require secretarial and clerical assistance in connection with the performance of the Consulting Services, Consultant may request such secretarial and clerical assistance from ServiceWare, which assistance and any necessary equipment shall be provided at the expense of ServiceWare.

            8. General. Following the Initial Period, Consultant may accept employment with others, and at any time during the Term, Consultant may render advice and consultation to others, may travel freely, on the business of others, or for pleasure, in the continental United States or elsewhere, and except during the Initial Period to the extent set forth in Section 3(a), Consultant shall not be obligated to keep ServiceWare advised of his current location, availability or unavailability and, shall not be expected to subordinate his other activities, whether business or personal, to those of ServiceWare, subject to the Noncompetition Agreement.

            9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

            10. Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their heirs, administrators, legal representatives, successors and permitted assigns. The obligations of Consultant may not be delegated and, Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any attempted delegation or disposition shall be null and void and without effect. This Agreement shall be binding upon ServiceWare and any successor organization which shall succeed to substantially all of the business and assets of ServiceWare, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of ServiceWare, or otherwise, including by operation of law. ServiceWare will require any successor organization which is a purchaser of all or substantially of the business or assets of ServiceWare, by written agreement addressed to Consultant, to assume and agree to perform this Agreement unless such successor shall assume such obligations as a matter of law.

            11. Complete Understanding. This Agreement constitutes the complete understanding of the parties with respect to the subject matter hereof and may not be altered, modified, amended or rescinded except in writing signed by the parties hereto. This Agreement shall supersede all prior agreements and understandings between the parties hereto respecting the services of Consultant to ServiceWare or the subject matter hereof.

            12. Waiver of Set-Off. ServiceWare hereby waives all statutory or equitable rights of set-off against Consultant in connection any rights it may have as of the date of this agreement or in the future arising under the Merger Agreement or any other instrument or agreement contemplated therein, including but not limited to the License Agreement, the Shareholders' Agreement, the Registration Rights Agreement, the Assignment of Patent and the Noncompetition Agreement (each as defined in the Merger Agreement).

            13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey from time to time obtaining.

            14. Headings. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of the provisions contained in this Agreement.

            15. Notices. All notices and other communications which are required or which may be given under the provisions of this Agreement shall be delivered personally or sent by certified mail, postage prepaid, return receipt requested to each of the parties hereto at the respective addresses set forth above, or to such other address as either party may hereinafter designate in writing as his or its address for this purpose in the manner herein provided for giving notice unless otherwise provided in the Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                    SERVICEWARE, INC.


______________________________      By:_________________________________
             Bruce Molloy